NEWS RELEASE

FOR IMMEDIATE RELEASE

FEDERAL HOME LOAN BANK OF BOSTON ANNOUNCES 2025
FIRST QUARTER RESULTS, DECLARES DIVIDEND

BOSTON (April 25, 2025) - The Federal Home Loan Bank of Boston announced its preliminary, unaudited first quarter financial results for 2025, reporting net income of $57.0 million for the quarter. The Bank expects to file its quarterly report on Form 10-Q for the quarter ending March 31, 2025, with the U.S. Securities and Exchange Commission next month.

The Bank's board of directors has declared a dividend equal to an annual yield of 7.39%, the daily average of the Secured Overnight Financing Rate for the first quarter of 2025 plus 300 basis points. The dividend, based on average stock outstanding for the first quarter of 2025, will be paid on May 2, 2025. As always, dividends remain at the discretion of the board.

"Demand for wholesale funding from our members was steady, and the Bank’s balance sheet remains strong despite market volatility and economic uncertainty,” said President and CEO Timothy J. Barrett. “The Bank was pleased to continue to support housing in New England by making statutory and voluntary contributions to the Affordable Housing Program and voluntary contributions to discretionary housing and community investment programs.”

First Quarter 2025 Operating Highlights

The Bank’s overall results of operations are influenced by the economy, interest rates and members' demand for advances. During the first quarter of 2025, the Federal Open Market Committee (FOMC) maintained the target range for the federal funds rate between 425 and 450 basis points. Intermediate- and long-term interest rates declined during the quarter, primarily reflecting concerns over the economic outlook.

Net income decreased $20.9 million to $57.0 million for the three months ended March 31, 2025, from $77.8 million for the same period of 2024. The decrease in net income was primarily due to a decrease of $16.5 million in net interest income after provision for credit losses. These results led to a $6.3 million statutory contribution to the Bank's Affordable Housing Program for the quarter. In addition, the Bank made a voluntary contribution of $4.4 million to the Affordable Housing Program and a $4.8 million contribution to our discretionary housing and community investment programs(5) for the quarter ended March 31, 2025.

Net interest income after provision for credit losses for the three months ended March 31, 2025, was $92.8 million, compared with $109.2 million for the corresponding period in 2024. The $16.5 million decrease in net interest income after provision for credit losses was primarily driven by the decrease in yields during the three months ended March 31, 2025, along with an $8.0 million unfavorable variance in net unrealized gains and losses on fair value hedge ineffectiveness, and a $5.1 million increase in mortgage-backed security net amortization, both attributable to a decrease in intermediate- and long-term interest rates during the three months ended March 31, 2025. Partially offsetting these decreases were increases to net interest income resulting from increases of $6.2 billion, $923.5 million, and $623.3 million in our average outstanding advances, mortgage-backed securities and mortgage loans, respectively. Additionally, a $426.9 million increase in average capital contributed to the growth in net interest income.

Net interest spread was 0.22% for the three months ended March 31, 2025, a decrease of nine basis points from the same period in 2024, and net interest margin was 0.49%, a decrease of 18 basis points from the three months ended March 31, 2024. The decrease in net interest spread and margin was primarily attributable to the decline in net interest income after provision for credit losses discussed above, resulting from net decreases in interest rates during the quarter.

March 31, 2025 Balance-Sheet Highlights

Total assets increased $4.8 billion, or 6.7%, to $76.8 billion at March 31, 2025, up from $72.0 billion at year-end 2024. Advances totaled $45.4 billion at March 31, 2025, an increase of $264.7 million from year-end 2024. Total investments were $27.0 billion at March 31, 2025, an increase of $4.5 billion from $22.5 billion at the prior year end, driven primarily by growth in short-term money market instruments held on our balance sheet to manage our liquidity needs. Mortgage loans totaled $3.8 billion at March 31, 2025, an increase of $86.1 million from year-end 2024 as mortgage sales to the Bank increased.

Total capital at March 31, 2025, was $3.9 billion, an increase of $68.0 million from $3.9 billion at year-end 2024. During 2025, capital stock increased by $12.2 million, primarily attributable to the increase in advances. Total retained earnings grew to $1.9 billion during 2025, an increase of $15.8 million, or 0.8%, from December 31, 2024. Of this amount, restricted retained earnings(3) totaled $520.6 million at March 31, 2025. Accumulated other comprehensive loss totaled $215.0 million at March 31, 2025, an improvement of $40.0 million from accumulated other comprehensive loss as of December 31, 2024.

The Bank was in compliance with all regulatory capital ratios at March 31, 2025, and in the most recent information available was classified “adequately capitalized” by its regulator, the Federal Housing Finance Agency, based on the Bank's financial information at December 31, 2024.(1)

About the Bank

The Federal Home Loan Bank of Boston is a cooperatively owned wholesale bank for housing finance in the six New England states. Its mission is to provide highly reliable wholesale funding and liquidity to its member financial institutions in New England. The Bank also develops and delivers competitively priced financial products, services, and expertise that support housing finance, community development, and economic growth, including programs targeted to lower-income households.

Contact:
Adam Coldwell
617-292-9774
adam.coldwell@fhlbboston.com

Federal Home Loan Bank of Boston
Balance Sheet Highlights
(Dollars in thousands)
(Unaudited)

	3/31/2025	12/31/2024	3/31/2024
ASSETS
Cash and due from banks	$26,697	$5,149	$70,616
Advances	45,427,914	45,163,175	39,905,499
Investments (2)	26,965,568	22,499,068	22,263,743
Mortgage loans held for portfolio, net	3,765,267	3,679,150	3,146,391
Other assets	608,712	646,424	644,027
Total assets	$76,794,158	$71,992,966	$66,030,276

LIABILITIES
Consolidated obligations, net	$71,504,332	$66,738,675	$61,079,028
Deposits	810,253	877,081	921,774
Other liabilities	558,683	524,365	462,187

CAPITAL
Class B capital stock	2,207,384	2,195,167	1,983,103
Retained earnings - unrestricted	1,407,846	1,403,455	1,360,373
Retained earnings - restricted (3)	520,643	509,245	466,723
Total retained earnings	1,928,489	1,912,700	1,827,096
Accumulated other comprehensive loss	(214,983)	(255,022)	(242,912)
Total capital	3,920,890	3,852,845	3,567,287
Total liabilities and capital	$76,794,158	$71,992,966	$66,030,276

Total regulatory capital-to-assets ratio	5.4%	5.7%	5.8%
Ratio of market value of equity (MVE) to par value of capital stock (4)	170%	167%	173%

Income Statement Highlights
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended
	3/31/2025	12/31/2024	3/31/2024

Total interest income	$860,791	$886,102	$891,303
Total interest expense	768,002	760,504	781,461
Net interest income	92,789	125,598	109,842
Net interest income after provision for credit losses	92,789	125,598	109,242
Other income	3,902	1,144	2,608
Operating expense	20,478	22,297	19,680
Federal Housing Finance Agency and Office of Finance	2,789	2,950	2,263
AHP voluntary contribution	4,434	915	—
Discretionary housing and community investment programs (5)	4,817	8,233	2,304
Other expense	840	1,158	1,093
AHP assessment	6,342	9,129	8,664
Net income	$56,991	$82,060	$77,846

Performance Ratios: (6)
Return on average assets	0.30%	0.45%	0.47%
Return on average equity (7)	5.88%	8.69%	8.94%
Net interest spread	0.22%	0.40%	0.31%
Net interest margin	0.49%	0.70%	0.67%

(1)    For additional information on the Bank's capital requirements, see Item 7 — Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Capital in the Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 14, 2024 (the 2024 Annual Report).
(2)    Investments include available-for-sale securities, held-to-maturity securities, trading securities, interest-bearing deposits, securities purchased under agreements to resell, and federal funds sold.
(3)    The Bank's capital plan and a joint capital enhancement agreement among all Federal Home Loan Banks require the Bank to allocate a certain amount, generally not less than 20% of each of quarterly net income and adjustments to prior net income, to a restricted retained earnings account until a total required allocation is met. Amounts in the restricted retained earnings account are unavailable to be paid as dividends, which may be paid from current net income and unrestricted retained earnings. For additional information, see Item 5 — Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities in the 2024 Annual Report.
(4)    MVE equals the difference between the theoretical market value of assets and the theoretical market value of liabilities, and the ratio of MVE to par value of Bank capital stock can be an indicator of future net income to the extent that it demonstrates the impact of prior interest-rate movements on the capacity of the current balance sheet to generate net interest income. However, this ratio does not always provide an accurate indication of future net income. Accordingly, investors should not place undue reliance on this ratio and are encouraged to read the Bank's discussion of MVE, including discussion of the limitations of MVE as a metric, in Item 7A — Quantitative and Qualitative Disclosures About Market Risk — Measurement of Market and Interest Rate Risk in the 2024 Annual Report.
(5)    We have certain discretionary subsidized advance and grant programs, including our Jobs for New England, Housing Our Workforce, Lift Up Homeownership, CDFI Advance, and permanent rate buydown programs. For additional information see Item 1 — Business — Targeted Housing and Community Investment Programs in the 2024 Annual Report.
(6)    Yields for quarterly periods are annualized.
(7)    Return on average equity is net income divided by the total of the average daily balance of outstanding Class B capital stock, accumulated other comprehensive loss, and total retained earnings.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This release, including the unaudited balance sheet highlights and income statement highlights, uses forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, which include statements with respect to the Bank’s plans, objectives, projections, estimates, or predictions. These statements are based on the Bank's expectations as of the date hereof. The words “preliminary,” "expectations," “anticipates,” “will,” and similar statements and their plural and negative forms are used in this notification to identify some, but not all, of such forward-looking statements. For example, statements about future declarations of dividends and expectations for advances balances, mortgage-loan investments, and net income are forward-looking statements, among other forward-looking statements herein.

The Bank cautions that, by their nature, forward-looking statements involve risks and uncertainties, including, but not limited to, the application of accounting standards relating to, among other things, the amortization and accretion of premiums and discounts on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; the allowance for credit losses on investment securities and mortgage loans; instability in the credit and debt markets; economic conditions (including the United States’ credit rating and its effect on the Bank); changes in demand for advances or consolidated obligations of the Bank or the Federal Home Loan Bank system; changes and volatility of such changes in interest rates, market prices, and indices; the Bank's ability to execute its business model and pay future dividends; and prepayment speeds on mortgage assets. In addition, the Bank reserves the right to change its plans for any programs for any reason, including but not limited to, legislative or regulatory changes, changes in membership, or changes at the discretion of the board of directors. Accordingly, the Bank cautions that actual results could differ materially from those expressed or implied in these forward-looking statements or could impact the extent to which a particular plan, objective, projection, estimate or prediction is realized, and you are cautioned not to place undue reliance on such statements. The Bank does not undertake to update any forward-looking statement herein or that may be made from time to time on behalf of the Bank.

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